Exhibit 99.1

FOR IMMEDIATE RELEASE	Dec. 13, 2017

Jacobs and CH2M Announce CH2M Stockholder Approval of Merger and

Preliminary Merger Consideration Election Results

DALLAS – Jacobs Engineering Group Inc. (NYSE:JEC) and CH2M HILL Companies, Ltd. today announced that, based on a preliminary vote tally from the special meeting of CH2M stockholders held on December 13, 2017, CH2M stockholders approved the proposal pursuant to which Jacobs will acquire CH2M pursuant to a reverse subsidiary merger. The preliminary results show that approximately 95.57% of the outstanding shares of CH2M common stock and CH2M preferred stock (on an as-converted basis) voted in favor of the merger.

Jacobs and CH2M also announced the preliminary results of the elections made by the stockholders of CH2M as to the form of merger consideration they wish to receive in connection with the merger.

Each CH2M stockholder was entitled to elect one of the following forms of merger consideration for each share of CH2M common stock and CH2M preferred stock (on an as-converted basis) held by such stockholder as of December 15, 2017, subject to the proration and adjustment procedures described below, (i) a combination of $52.85 in cash and 0.6677 shares of Jacobs common stock (the “Mixed Election Consideration”); (ii) $88.08 in cash (the “Cash Election Consideration”); or (iii) 1.6693 shares of Jacobs common stock (the “Stock Election Consideration”).

Based on preliminary information following the election deadline of, 5:00 p.m., Eastern Time, on December 12, 2017, the preliminary merger consideration election results were as follows:

•	Holders of approximately 2,884,648 CH2M shares, or approximately 9.3% of the outstanding CH2M shares, made valid elections to receive the Mixed Election Consideration.

•	Holders of approximately 6,686,168 CH2M shares, or approximately 21.5% of the outstanding CH2M shares, made valid elections to receive the Cash Election Consideration.

•	Holders of approximately 20,790,913 CH2M shares, or approximately 66.8% of the outstanding CH2M shares, made valid elections to receive the Stock Election Consideration.

•	Holders of approximately 746,914 CH2M shares, or approximately 2.4% of the outstanding CH2M shares, did not make an election or were deemed not to have made a valid election, and were treated as if they had elected to receive the Mixed Election Consideration.

As provided in the Merger Agreement, dated as of August 1, 2017, between Jacobs and CH2M, CH2M stockholders who elected to receive the Cash Election Consideration or the Stock Election Consideration are subject to proration to ensure that the aggregate number of shares of Jacob Common Stock to be issued by Jacobs in the merger and the aggregate amount of cash to be paid in the merger will be the same as if all applicable CH2M stockholders received the Mixed Election Consideration.

The foregoing results are preliminary only, and final certified results are not expected to be available until following closing of the merger. Based on the preliminary results described above, it is expected that CH2M stockholders who elected the Stock Election Consideration will be subject to proration.

About Jacobs

Jacobs is one of the world’s largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The company employs over 54,000 people and operates in more than 25 countries around the world. For more information, visit www.jacobs.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development.

Contacts

Jacobs

Investors:	Jonathan Doros
817 239 3457
jonathan.doros@jacobs.com

Media:	Salim Rahimi
214.583.8428
salim.rahimi@jacobs.com

CH2M

Lorrie Paul Crum

303.525.2916

lorrie.crum@ch2m.com

Jacobs Engineering Group Inc.

Additional Information and Where to Find It

In connection with the proposed acquisition of CH2M by Jacobs pursuant to the terms of an Agreement and Plan of Merger by and among CH2M, Jacobs and Basketball Merger Sub Inc., Jacobs filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Form S-4”) on September 19, 2017 and Amendment No. 1 to the Form S-4 on October 24, 2017 and Amendment No. 2 to the Form S-4 on November 8, 2017, which filings contain a proxy statement of CH2M and a prospectus of Jacobs. The Form S-4 (as amended) was declared effective on November 9, 2017, and the definitive proxy statement/prospectus was mailed or otherwise disseminated to CH2M’s stockholders beginning on November 10, 2017. Investors may obtain free copies of the current proxy statement/prospectus, as well as other filings containing information about Jacobs and CH2M, without charge, at the SEC’s Internet website (http://www.sec.gov). Copies of these documents may also be obtained for free from the companies’ websites at www.jacobs.com or www.ch2m.com

No Offer or Solicitation

This document relates to a proposed business combination between Jacobs and CH2M. This document is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This document is not a substitute for the proxy statement/prospectus or any other document that Jacobs may file with the SEC in connection with the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this document that are not based on historical fact are forward-looking statements, including statements regarding whether and when the proposed transaction between Jacobs and CH2M will be consummated and the anticipated benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. The potential risks and uncertainties include, among others, the possibility that CH2M may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see the proxy statement/prospectus, Jacobs’ Annual Report on Form 10-K for the period ended September 29, 2017 and CH2M’s Annual Report on Form 10-K for the period ended December 30, 2016, and in particular the “Risk Factors” discussions thereunder as well as Jacobs’ and CH2M’s other filings with the Securities and Exchange Commission. Neither Jacobs nor CH2M is under any duty to update any of the forward-looking statements after the date of this document to conform to actual results, except as required by applicable law.

Jacobs Engineering Group Inc.